EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-38020) pertaining to the Grant Prideco, Inc. 401(k) Savings Plan of our report dated June 23, 2004 with respect to the financial statements and schedule of the Grant Prideco, Inc. 401(k) Savings Plan (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Houston, Texas
June 24, 2004